Exhibit 99.11

CONSENT OF LEWIS HAY, III

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Constellation Energy Group, Inc. (“Constellation”) with the Securities and Exchange Commission on June 23, 2006, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Constellation, effective upon completion of the merger as described in the Registration Statement.

/s/ Lewis Hay, III
Name: Lewis Hay, III

June 23, 2006